UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 22, 2017

Lifetime Brands, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-19254	11-2682486
(Commission File Number)	(IRS Employer Identification No.)

1000 Stewart Avenue, Garden City, New York 11530

(Address of Principal Executive Offices) (Zip Code)

(Registrant’s Telephone Number, Including Area Code) 516-683-6000

(Former Name or Former Address, if Changed Since Last Report) N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Merger Agreement

On December 22, 2017, Lifetime Brands, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, TPP Acquisition I Corp., a Delaware corporation, TPP Acquisition II LLC, a Delaware limited liability company, Taylor Parent, LLC, a Delaware limited liability company (“Taylor Parent”), Taylor Holdco, LLC, a Delaware limited liability company (“Taylor”) and solely for purposes of certain sections of the Merger Agreement, CP Taylor GP, LLC, a Delaware limited liability company, providing for the acquisition of Taylor by the Company (the “Acquisition”).

The Company will issue to Taylor Parent at the consummation of the Acquisition newly-issued shares representing 27 percent of the Company’s common stock on a fully diluted basis after accounting for the issuance of additional shares (rounded up to the nearest share) (the “Acquisition Shares”). The Company will also pay $27.5 million in cash to Taylor Parent, which is expected to be used to (x) repay Taylor’s redeemable preferred equity holders, (y) fund other transaction-related obligations and (z) repay certain outstanding debt of Taylor.

The Merger Agreement contains customary representations and warranties of the Company, Taylor and Taylor Parent relating to their respective businesses, in each case generally subject to materiality qualifiers. Additionally, the Merger Agreement provides for customary pre-closing covenants of the Company, including covenants not to solicit or engage in discussions or negotiations with third parties regarding alternative transaction proposals and, subject to certain exceptions, to recommend that the Company’s stockholders approve the issuance of the Acquisition Shares pursuant to the Merger Agreement. However, subject to specified conditions, the Company may furnish information to, or enter into discussions or negotiations with, a third party in response to an unsolicited acquisition proposal from such third party if the Company’s Board of Directors determines in good faith that failure to approve and cause the Company to take such action would be reasonably likely to be inconsistent with its exercise of its fiduciary duties to the stockholders of the Company.

Following the consummation of the Acquisition, the Company’s Board of Directors will be expanded to 13 directors, 10 of whom initially will be the current members of the Company’s Board of Directors, one of whom is expected to be Robert B. Kay, the current Chief Executive Officer of Taylor, and two of whom are expected to initially be Bruce Pollack and Michael Schnabel (as designated by Taylor Parent). Mr. Kay is expected to become the Chief Executive Officer of the Company upon closing of the Acquisition. Jeffrey Siegel, currently the Chairman and Chief Executive Officer of the Company, will become the Executive Chairman of the Company. Daniel Siegel will remain President of the Company and Ronald Shiftan will remain Vice Chairman of the Board of Directors.

The consummation of the Acquisition depends on a number of conditions being satisfied or waived. These conditions include, among others, the absence of any injunction prohibiting the consummation of the Acquisition and absence of any legal requirements enacted by any court or other governmental entity since the date of the Merger Agreement that remain in effect prohibiting consummation of the Acquisition. The conditions also include, among others, customary conditions relating to the approval of the issuance of the Acquisition Shares pursuant to the Merger Agreement by the requisite vote of the Company’s stockholders. The obligation of each party to consummate the Acquisition is also conditioned on the other party’s representations and warranties being true and correct (subject to certain materiality exceptions) and the other party having performed in all material respects its obligations under the Merger Agreement.

The Merger Agreement also provides for certain mutual termination rights of the Company and Taylor Parent. If the Merger Agreement is terminated because the Company fails to obtain the required stockholder approval, then the Company has agreed to pay Taylor Parent up to $3 million of reasonable and documented out-of-pocket expenses, which amount of expense reimbursement will be deducted from any termination fee payable. If the Merger Agreement is terminated because of the Company’s failure to obtain the required stockholder approval, the Company breaches the Merger Agreement or the Acquisition was not consummated on or before June 20, 2018 and (i) at the time of such termination the Company received an alternative transaction proposal and (ii) the Company consummates any alternative transaction within nine months of the termination of the Merger Agreement, the Company will be obligated to pay Taylor Parent a termination fee of $9 million (less any transaction expense fee previously paid). In addition, if the Merger Agreement is terminated because the Company’s Board of Directors makes a change in recommendation or the Company’s Board of Directors, after receipt of an unsolicited alternative transaction proposal, or as a result of an intervening event, determines in good faith, following consultation with outside legal counsel that failing to terminate the Merger Agreement would be reasonably likely to be inconsistent with the Board of Directors’s exercise of its fiduciary duties to the Company’s stockholders, or if the Company has willfully and intentionally breached certain provisions of the Merger Agreement, the Company will be obligated to pay to Taylor Parent the $9 million termination fee.

The foregoing description of the Merger Agreement is qualified in its entirety by the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated by reference herein.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Taylor, Taylor Parent, or their respective subsidiaries or affiliates. The representations, warranties, and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, and such subsequent information may or may not be fully reflected in the Company’s public disclosures.

Voting Agreement

In connection with the Merger Agreement, at the specific request of Taylor and Taylor Parent and as an inducement to their willingness to enter into the Merger Agreement, certain of the Company’s stockholders, including the Company’s Chief Executive Officer, Jeffrey Siegel, the Company’s Chief Operating Officer, Ronald Shiftan, the Company’s President, Daniel Siegel and the Company’s Executive Vice-President – Global Supply Chain, Clifford Siegel (collectively, the “Agreed Voting Persons”) entered into a voting agreement (the “Voting Agreement”) with Taylor Parent, whereby each of the Agreed Voting Persons agreed, among other things, to vote all of the shares of the Company’s common stock beneficially owned (other than with respect to unexercised options held by such persons) by such Agreed Voting Persons in favor of the approval of the issuance of the Acquisition Shares. Further, the Agreed Voting Persons agreed during the term such person’s respective voting restrictions under the Voting Agreement are in effect, not to, directly or indirectly, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise) any of the shares of the Company’s common stock beneficially owned by such Agreed Voting Person (a “Transfer”), or enter into any contract, option, or other arrangement or understanding providing for the Transfer of any of the shares of the Company’s common stock beneficially owned by such Agreed Voting Person, except for certain permitted Transfers as described in the Voting Agreement. As of December 15, 2017, the Agreed Voting Persons beneficially owned approximately 11% (excluding shares underlying unexercised options) of the total outstanding shares of the Company’s common stock.

The foregoing description of the Voting Agreement is qualified in its entirety by the full text of the Voting Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Employment Agreement

In connection with the Merger Agreement, and as an inducement to the willingness of the Company to enter into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, Mr. Kay entered into that certain employment agreement with the Company, which will be effective upon the closing of the Acquisition.

The foregoing description of the Employment Agreement is qualified in its entirety by the full text of the Employment Agreement, which is attached hereto as Exhibit 10.2 and is incorporated by reference herein.

Stockholders Agreement

Pursuant to the Merger Agreement, upon the consummation of the Acquisition, the Company and Taylor Parent will enter into a Stockholders Agreement, whereby, among other things, Taylor Parent will have certain demand registration rights and the right to participate in registered public offerings the Company initiates, subject to certain limitations and exceptions. Additionally, Taylor Parent will have the right to: (i) designate up to two persons for nomination for election or appointment to the Company’s Board of Directors, for so long as Taylor Parent beneficially owns at least 20% of the outstanding common stock on a fully diluted basis and (ii) designate one person for nomination for election or appointment to the Company’s Board of Directors, for so long as Taylor Parent beneficially owns more than 10% of the outstanding common stock on a fully diluted basis.

The Stockholders Agreement will also contain certain restrictions on the Company and Taylor Parent. Taylor Parent and its affiliates will be prohibited from, without the express written approval of at least a majority of the disinterested members of our Board of Directors, acquiring and making certain transfers of common stock or other securities issued by the Company, entering into voting agreements or soliciting proxies with respect to our common stock and taking certain other actions. Further, Taylor Parent may not sell, offer or agree to sell, or otherwise transfer, subject to certain customary exceptions, directly or indirectly, any of the Acquisition Shares through and including December 31, 2019. Additionally, for so long as Taylor Parent continues to beneficially own at least 50% of the Acquisition Shares, neither the Company nor any of its subsidiaries may take the following actions without the approval of the directors designated by Taylor Parent, such approval not to be unreasonably withheld: (i) enter into any agreement for a transaction that would result in a change of control of the Company; (ii) consummate any transaction for the sale of all or substantially all of the Company’s assets; (iii) file for reorganization pursuant to Chapter 11, or for liquidation pursuant to Chapter 7, of the U.S. Bankruptcy Code; (iv) liquidate or dissolve the business and affairs of the Company; (v) take any Board actions to seek an amendment to the Company Certificate of Incorporation or approve, or recommend that the Company’s stockholders approve, an amendment to the Company Bylaws, except as required by Delaware Law (as defined in the Merger Agreement) or other applicable law and other than amendments that would not materially and disproportionately affect Taylor Parent; (vi) incur additional debt in excess of $100 million in the aggregate, subject to certain exceptions; (vii) acquire or dispose of assets or a business, in each case with an individual value in excess of $100 million; (viii) terminate the employment of the Chief Executive Officer, other than for cause (in which case the Company shall consult in good faith with Taylor Parent on a replacement Chief Executive Officer); and (ix) adopt a stockholder rights plan that does not exempt as “grandfathered persons” the stockholders party to the Stockholders Agreement and their affiliates from being deemed “acquiring persons” due to their beneficial ownership of the common stock of the Company upon the public announcement of adoption of such stockholder rights plan (it being understood that no such plan shall restrict any stockholder party to the Stockholders Agreement or its affiliates from acquiring, in the aggregate, common stock up to the level of their aggregate percentage beneficial ownership as of the public announcement of the adoption of such stockholder rights plan).

The foregoing description of the Stockholders Agreement is qualified in its entirety by the full text of the Form of Stockholders Agreement, which is attached hereto as Exhibit 10.3 and is incorporated by reference herein.

Financing of the Merger

Concurrent with the Acquisition, and pursuant to the Commitment Letter (the “Commitment Letter”), dated December 22, 2017, by and among the Company, JPMorgan Chase Bank, N.A. (“JPMorgan”) and Golub Capital LLC (“Golub Capital”), the Company expects to enter into (1) a credit agreement among JPMorgan, as administrative agent, the lenders from time to time party thereto, the Company, the foreign subsidiary borrowers from time to time party thereto, and certain of its other domestic and foreign subsidiaries from time to time party thereto (the “ABL Credit Agreement”) providing for a senior secured asset-based $150.0 million revolving credit facility with a maturity five years from the consummation of the Acquisition (the “ABL Credit Financing”) and (2) a credit agreement among JPMorgan, as term loan administrative agent, Golub Capital, as lender, and the other lenders from time to time party thereto and the Company (the “Term Loan Credit Agreement”) providing for a $275.0 million term loan facility with a maturity seven years from the consummation of the Acquisition and quarterly principal payments equal to 1% per annum of the original amount of the term loan facility (the “Term Loan Credit Financing” and together with the ABL Credit Financing, the “Debt Financing”). Capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Commitment Letter, which is filed as Exhibit 99.1 hereto.

The Company intends to use the proceeds of the above-referenced loans (i) to prepay certain existing indebtedness of Taylor and its subsidiaries, (ii) to pay the purchase price in connection with the Acquisition, (iii) to pay the fees, costs and expenses incurred in connection with the Acquisition and the prepayment and the refinancing referenced in this paragraph, (iv) to refinance outstanding borrowings under the Company’s Second Amended and Restated Credit Agreement, dated as of January 13, 2014, as amended (the “Existing Credit Agreement”), and (v) for working capital needs and for general corporate purposes.

Borrowings under the ABL Credit Agreement shall bear interest at the Alternate Base Rate or the Adjusted LIBO Rate plus, in each case, the Applicable Margin.

Borrowings under the Term Loan Agreement shall bear interest at the Term Loan Alternate Base Rate or the Term Loan Adjusted LIBO Rate plus, in each case, the Applicable Margin.

The obligations under the ABL Credit Agreement will be secured by liens on substantially all assets of the ABL Loan Parties (consisting of the Borrowers, the domestic subsidiary guarantors and the foreign subsidiary guarantors), subject to customary exceptions and materiality standards to be mutually agreed. The obligations under the Term Loan Credit Agreement will be secured by liens on substantially all assets of the Term Loan Parties (consisting of the Company and the material domestic subsidiaries of the Company), subject to customary exceptions and materiality standards to be mutually agreed.

The documentation of the ABL Credit Financing will contain representations and warranties, affirmative and negative covenants, and events of default customary for financings of its type and substantially consistent with those set forth in the Existing Credit Agreement with certain exceptions. Negative covenants will include limitations on additional indebtedness, liens, acquisitions, investments and payment of dividends, among other things.

The documentation of the Term Loan Credit Financing will contain representations and warranties, affirmative and negative covenants, and events of default customary for loan agreements in the institutional term loan B market for similarly sized term loan facilities. Negative covenants will include limitations on additional indebtedness, liens, acquisitions, investments and payment of dividends, among other things.

The availability and initial funding of the Credit Facilities are subject to the satisfaction (or waiver) of certain conditions set forth the Commitment Letter.

The foregoing description of the Commitment Letter is qualified in its entirety by the full text of the Commitment Letter, which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

FORWARD-LOOKING STATEMENTS.

The Company’s statements related to the proposed Acquisition contain forward-looking statements, including statements regarding expected benefits of the Acquisition and the timing and financing thereof. Actual results could differ materially from those projected or forecast in the forward-looking statements. Factors that could cause actual results to differ materially include the following: the Company’s stockholders may not approve the issuance of the Acquisition Shares; the conditions to the completion of the transaction may not be satisfied; debt financing may not be available on favorable terms, or at all; closing of the transaction may not occur or may be delayed, either as a result of litigation related to the transaction or otherwise; the parties may be unable to achieve the anticipated benefits of the transaction; revenues following the transaction may be lower than expected; operating costs, customer loss, and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, and suppliers) may be greater than expected; the Company may assume unexpected risks and liabilities; consummating the Acquisition may distract the Company’s management from other important matters; and the other factors discussed in “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and subsequent filings with the SEC, which are available at http://www.sec.gov. The Company assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Information and Where to Find It

The proposed issuance of the Acquisition Shares pursuant to the Merger Agreement will be submitted to the Company’s stockholders for their consideration. In connection with the proposed Acquisition, the Company will prepare a proxy statement for the Company’s stockholders to be filed with the SEC, and will mail the proxy statement to its stockholders and file other documents regarding the proposed Acquisition with the SEC. The Company urges investors and stockholders to read the proxy statement when it becomes available, as well as other documents filed with the SEC, because they will contain important information. Investors and security holders will be able to receive the proxy statement and other documents free of charge at the SEC’s web site, http://www.sec.gov. These documents can also be obtained (when they are available) free of charge from the Company upon written request to the Corporate Secretary, Lifetime Brands, Inc., 1000 Stewart Avenue, Garden City, NY 11530.

Participants in Solicitation

The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in favor of the approval of the issuance of the Acquisition Shares. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Company’s stockholders in connection with the proposed Acquisition will be set forth in the proxy statement when it is filed with the SEC. You can find information about the Company’s executive officers and directors in its definitive proxy statement for its 2017 Annual Meeting of Stockholders, which was filed with the SEC on May 1, 2017. You can obtain free copies of such definitive proxy statement using the contact information above.

ITEM 7.01. REGULATION FD DISCLOSURE.

On December 22, 2017, the Company issued a press release announcing it had entered into the Merger Agreement. A copy of such press release is furnished herewith as Exhibit 99.2.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of December 22, 2017, by and among the Company, TPP Acquisition I Corp., TPP Acquisition II LLC, Taylor Parent, Taylor and CP Taylor GP, LLC.*

10.1	Voting Agreement, dated as of December 22, 2017, by and among Taylor Parent, Jeffrey Siegel, Ronald Shiftan, Daniel Siegel and Clifford Siegel.

10.2	Employment Agreement, dated as of December 22, 2017, by and between Robert Kay and the Company.

10.3	Form of Stockholders Agreement, by and between the Company and Taylor Parent.

99.1	Commitment Letter, dated as of December 22, 2017, by and among the Company, JPMorgan Chase Bank, N.A. and Golub Capital LLC.

99.2	Press Release dated December 22, 2017.

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the SEC a copy of any omitted schedule or exhibit upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFETIME BRANDS, INC.

By:	/s/ Laurence Winoker
Laurence Winoker
Senior Vice President – Finance, Treasurer and Chief Financial Officer

Dated: December 29, 2017